UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

Form 8-K

CURRENT REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report: April 18, 2005

MOLECULAR IMAGING CORPORATION

A Delaware Corporation

(Exact name of registrant as specified in its charter)

DELAWARE	000-27915	11-2787966
(State or other jurisdiction of incorporation or organization)	Commission file number	(IRS Employer Identification No.)

9530 Towne Centre Drive, Suite #120

San Diego, California 92121

(Address of principal executive offices)

(858) 642-0032

(Registrant’s telephone number)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

ITEM 1.01 ENTRY INTO A MATERIAL DEFINITIVE AGREEMENT

Molecular Imaging Corporation (the “Company”) has a subsidiary, Molecular Imaging Cyclotron LLC (“Cyclotron LLC”), that operates the cyclotron facility in San Diego, California, for the production and sale of radio-pharmaceuticals. Cyclotron LLC entered into a Management Services Agreement (the “Management Agreement”) dated as of April 21, 2005 with Cyclomedical Applications Group, LLC (“Cyclomedical”). Cyclomedical, an independent third party, is an organization of experienced radio-pharmaceutical experts serving owners and operators of cyclotrons in the radio-pharmaceutical industry. Cyclomedical works primarily with facilities producing and distributing F-18 FDG, which is the most widely used positron-emitting radio-pharmaceutical in PET Scanning. Under the terms of the Management Agreement, Cyclomedical will provide management services for the day-to-day operation of the cyclotron facility in exchange for a monthly management fee. The Management Agreement is expected to strengthen the operational expertise and direction of the cyclotron facility. The term of the Agreement is for three (3) years; provided, however, Cyclotron LLC may terminate the Agreement earlier for any reason upon ninety (90) days notice.

As discussed in item 8.01 below, the Company announced on March 21, 2005 that it had entered into an agreement for the sale of the cyclotron facility. That transaction has not closed at this time. In the event that the sale is completed, Cyclotron LLC may terminate the Management Agreement.

ITEM 2.04 TRIGGERING EVENTS THAT ACCELERATE OR INCREASE A DIRECT FINANCIAL OBLIGATION

The Company received a notice of default dated April 18, 2005 from Ascendiant PET Partners-I, LLC (“PET Partners”) for the Company’s failure to pay to PET Partners the full monthly lease payment of $101,809 that was due on April 1, 2005. This default relates to the three molecular imaging equipment leases assigned to PET Partners in May 2003. The outstanding balance on the leases as of April 18, 2005 is $1,215,000, of which $570,000 has already been paid by the Company to PET Partners at the time of assignment as an advance against the last six (6) monthly lease payments. This default entitles PET Partners to terminate its leases with the Company; demand all outstanding amounts under the leases immediately due and payable; repossess the equipment; demand payment for all related costs and expenses; and/or assert any other rights they may have available at law or in or equity. If PET Partners repossess this molecular imaging equipment, the Company believes it may be able to use other leased equipment to service the accounts currently serviced with this equipment. There can be no assurances, however, that if PET Partners repossess this equipment that the Company will be able to adequately service its accounts with other equipment. The inability to service the accounts currently serviced with this equipment would result in a loss of revenues, which would have an adverse affect on the Company’s operations.

ITEM 8.01 OTHER EVENTS

As previously reported on March 21, 2005, the Company entered into an Agreement for Purchase and Sale of Membership Interests dated March 15, 2005 (the “Agreement”) to sell its 100% ownership interest in Molecular Imaging Sorrento Valley LLC (“PET LLC”) and its 66 2/3% ownership interest in Molecular Imaging Cyclotron LLC (“Cyclotron LLC”), to Molecular Pharmaceuticals and Diagnostics, Inc., a Delaware Corporation (“Buyer”), in exchange for $1.3 million in cash and a promissory note. Buyer is affiliated with Paul Crowe, a former officer and director of the Company, and member of Cyclotron LLC. The transaction was scheduled to close on April 14, 2005. Buyer breached its obligation to close the transaction on April 14, 2005. The Company has provided Buyer with a notice of termination under the Agreement stating that the Agreement shall terminate if Buyer is unable to close the transaction on or before April 30, 2005.

As previously reported, because the Company is not current in its filings with the Securities and Exchange Commission (the “SEC”), the Company is no longer eligible to trade on the OTC Bulletin Board. Assuming the Company resolves its previously reported accounting matter and becomes current with its SEC filing, the Company plans to apply for trading again on the OTC Bulletin Board. The Company cannot provide any assurances, however, that it will be able to become current with its SEC filings or become eligible to trade again on the OTC Bulletin Board.

SIGNATURE

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned, thereunto duly authorized.

MOLECULAR IMAGING CORPORATION

Dated: April 22, 2005	By:	/s/ Dennis M. Mulroy
Dennis M. Mulroy, Chief Financial Officer